Exhibit 4.30
September 12, 2016

FOURTH AMENDMENT TO

LOAN AGREEMENT

relating to an unsecured term loan facility of up to US$50,000,000 to be used for general corporate purposes and working capital requirements by and between DIANA SHIPPING INC. as Lender -and- ELUK SHIPPING COMPANY INC. as Outgoing Borrower -and- KAPA SHIPPING COMPANY INC. as New Borrower - and- DIANA CONTAINERSHIPS INC. as Guarantor

This AMENDMENT (the "Amendment") to that certain loan agreement dated as of May 20, 2013, as was amended on July 28, 2014 and further amended on September 9, 2015 and December 3, 2015 (the "Principal Loan Agreement"), is made on September 12, 2016.
BETWEEN
(1)
DIANA SHIPPING INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Lender"), as lender;

(2)
ELUK SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as outgoing borrower (the "Outgoing Borrower");

(3)
KAPA SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and any wholly-owned subsidiary of the Guarantor that becomes an Additional Borrower pursuant to Section 12 of the Principal Loan Agreement (each a "New Borrower", collectively the "New Borrowers"), as new borrowers; and

(4)
DIANA CONTAINERSHIPS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Guarantor"), as guarantor.

Unless otherwise indicated, capitalized terms used in this Amendment are used with the meanings attributed thereto in the Principal Loan Agreement.
WHEREAS, the parties wish to amend the Principal Loan Agreement as hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:
(A)
Novation. With effect from the date of this Amendment, the New Borrower assumes and undertakes to perform all the obligations, duties and liabilities of the Outgoing Borrower under the Principal Loan Agreement as amended by this Amendment and as same may be further amended and/or supplemented in the future (the "Loan Agreement") and shall be bound by the terms and provisions of the Loan Agreement to the same extent and in the same manner as if it had been a party thereto as a borrower and the New Borrower shall be, and is hereby made, party to the Loan Agreement in substitution for the Outgoing Borrower, and the Loan Agreement shall henceforth be construed and treated in all respects as if the New Borrower was named therein as "Borrower" instead of the Outgoing Borrower. With effect from the date of this Amendment the Outgoing Borrower is released and discharged from all liabilities, obligations, duties, claims and demands whatsoever arising out or connected with the Loan Agreement (including, without limitation, those under Section 9 of the Principal Loan Agreement).
(B)	The definition of "Margin" in Section 1.1 of the Principal Loan Agreement is hereby deleted in its entirety and replaced with the following:
"Margin" means: (a) from 12 September 2016 until 31 December 2018 three point three five per cent (3.35%) per annum; and (b) at all other times three per cent (3.00%) per annum.
(C)	A new Section 6.4 is hereby added in the Principal Loan Agreement reading as follows:
6.4
Notwithstanding anything else contained in this Section 6, there shall be no repayments of the principal amount of the Loan prior to the date that is the later of: (i) 15 September 2018 and (ii) the date when the Deferred Tranche (as defined in the RBS Loan Facility) under the $148,000,000 secured loan agreement with The Royal Bank of Scotland plc dated 10 September 2015 (the "Original RBS Loan Facility") entered into by, amongst others, the Guarantor as guarantor and certain of its subsidiaries as borrowers (the "RBS Borrowers") as amended and restated pursuant to an amendment agreement dated 12 September 2016 (the "RBS Amendment Agreement" and together with the Original RBS Loan Facility, the "RBS Loan Facility"), has been repaid or prepaid in full.

(D)
Subordination of Loan Agreement. The amounts due to the Lender under the Loan Agreement are subordinated to the Indebtedness (as defined in the RBS Loan Facility) on the terms and subject to the conditions contained in an intercreditor agreement made or to be made between, amongst others, the New Borrower, the Guarantor, the Lender and The Royal Bank of Scotland plc as agent.

(E)	Consent. The Lenders consent to the RBS Borrowers entering into the RBS Amendment Agreement.
(F)
Confirmation of Agreement. Except as expressly set forth herein, the Principal Loan Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Principal Loan Agreement to "this Agreement" shall mean the Principal Loan Agreement as amended by this Amendment.

(G)
Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.

All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
(H)
Governing Law. The laws of the State of New York shall govern the enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above
OUTGOING BORROWER

SIGNED by	)
Margarita Veniou	)	/s/ Margarita Veniou
for and on behalf of	)
Eluk Shipping Company Inc.	)
in the presence of:	)
/s/ Alexandra Markou
NEW BORROWER

SIGNED by	)
Anastasios Margaronis	)	/s/ Anastasios Margaronis
for and on behalf of	)
Kapa Shipping Company Inc.	)
in the presence of:	)
/s/ Margarita Veniou
GUARANTOR

SIGNED by:	)
Anastasios Margaronis	)	/s/ Anastasios Margaronis
for and on behalf of	)
Diana Containerships Inc.	)
in the presence of:	)
/s/ Margarita Veniou
LENDER

SIGNED by	)
Simeon Palios	)	/s/ Simeon Palios
for and on behalf of	)
Diana Shipping Inc.	)
in the presence of:	)
/s/ Margarita Veniou